UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D
                                 (Rule 13d-101)

                    Under the Securities Exchange Act of 1934
                                (Amendment No. 4)

                            Aureal Semiconductor Inc.
                   f/k/a Media Vision Technology Incorporated
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.50 Par Value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    051917102
               ---------------------------------------------------
                                 (CUSIP Number)

                                 Judy K. Mencher
                           DDJ Capital Management, LLC
                           141 Linden Street, Suite 4
                               Wellesley, MA 02181
                                  617-283-8500
--------------------------------------------------------------------------------
       (Name, address and telephone number of person authorized to receive notices and communications)

                                 August 5, 1997
--------------------------------------------------------------------------------
             (Date of Event which Requires filing of this Statement)

         If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b) (3) or (4), check the following box [ ].

                         (Continued on following pages)

                              (Page 1 of 15 Pages)

--------------------------------------------------------------------------------
CUSIP NO. 051917102               Schedule 13D                Page 2 of 15 Pages
--------------------------------------------------------------------------------

|--------|---------------------------------------------------------------------|
|  1     |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |  DDJ Capital Management, LLC                                        |
|        |  04-3300754                                                         |
|--------|---------------------------------------------------------------------|
|  2     |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [X]  |
|        |                              SEE ITEM #5                   (b) [ ]  |
|--------|---------------------------------------------------------------------|
|  3     |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  4     |  SOURCE OF FUNDS*                                                   |
|        |  OO                                                                 |
|--------|---------------------------------------------------------------------|
|  5     |  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED           |
|        |  PURSUANT TO ITEMS 2(d) OR 2(e)                                [ ]  |
|--------|---------------------------------------------------------------------|
|  6     |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |  Commonwealth of Massachusetts                                      |
|--------|-----------------|--------|------------------------------------------|
|                          |   7    | SOLE VOTING POWER                        |
|                          |        | 8,086,806                                |
|        NUMBER OF         |--------| -----------------------------------------|
|         SHARES           |   8    | SHARED VOTING POWER                      |
|      BENEFICIALLY        |        |                                          |
|        OWNED BY          ----------------------------------------------------|
|          EACH            |   9    | SOLE DISPOSITIVE POWER                   |
|       REPORTING          |        | 8,086,806                                |
|         PERSON           ----------------------------------------------------|
|          WITH            |   10   | SHARED DISPOSITIVE POWER                 |
|                          |        |                                          |
|--------|---------------------------------------------------------------------|
|  11    | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON        |
|        |                                                                     |
|        | 8,086,806                                                           |
|--------|---------------------------------------------------------------------|
|  12    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN      |
|        | SHARES*                                                    [ ]      |
|--------|---------------------------------------------------------------------|
|  13    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                  |
|        | 16.92%                                                              |
|--------|---------------------------------------------------------------------|
|  14    | TYPE OF REPORTING PERSON*                                           |
|        | OO                                                                  |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 051917102               Schedule 13D                Page 3 of 15 Pages
--------------------------------------------------------------------------------

|--------|---------------------------------------------------------------------|
|  1     |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |  DDJ Overseas Corp.                                                 |
|        |  98-01511108                                                        |
|--------|---------------------------------------------------------------------|
|  2     |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [X]  |
|        |                              SEE ITEM #5                   (b) [ ]  |
|--------|---------------------------------------------------------------------|
|  3     |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  4     |  SOURCE OF FUNDS*                                                   |
|        |  WC                                                                 |
|--------|---------------------------------------------------------------------|
|  5     |  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED           |
|        |  PURSUANT TO ITEMS 2(d) OR 2(e)                                [ ]  |
|--------|---------------------------------------------------------------------|
|  6     |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |  Cayman Islands                                                     |
|--------|-----------------|--------|------------------------------------------|
|                          |   7    | SOLE VOTING POWER                        |
|                          |        | 1,201,356                                |
|        NUMBER OF         |--------| -----------------------------------------|
|         SHARES           |   8    | SHARED VOTING POWER                      |
|      BENEFICIALLY        |        |                                          |
|        OWNED BY          ----------------------------------------------------|
|          EACH            |   9    | SOLE DISPOSITIVE POWER                   |
|       REPORTING          |        | 1,201,356                                |
|         PERSON           ----------------------------------------------------|
|          WITH            |   10   | SHARED DISPOSITIVE POWER                 |
|                          |        |                                          |
|--------|---------------------------------------------------------------------|
|  11    | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON        |
|        |                                                                     |
|        | 1,201,356                                                           |
|--------|---------------------------------------------------------------------|
|  12    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN      |
|        | SHARES*                                                    [ ]      |
|--------|---------------------------------------------------------------------|
|  13    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                  |
|        | 2.56%                                                               |
|--------|---------------------------------------------------------------------|
|  14    | TYPE OF REPORTING PERSON*                                           |
|        | CO                                                                  |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 051917102               Schedule 13D                Page 4 of 15 Pages
--------------------------------------------------------------------------------

|--------|---------------------------------------------------------------------|
|  1     |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |  The Galileo Fund, L.P.                                             |
|        |  04-3258283                                                         |
|--------|---------------------------------------------------------------------|
|  2     |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [X]  |
|        |                              SEE ITEM #5                   (b) [ ]  |
|--------|---------------------------------------------------------------------|
|  3     |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  4     |  SOURCE OF FUNDS*                                                   |
|        |  OO                                                                 |
|--------|---------------------------------------------------------------------|
|  5     |  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED           |
|        |  PURSUANT TO ITEMS 2(d) OR 2(e)                                [ ]  |
|--------|---------------------------------------------------------------------|
|  6     |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |  Delaware                                                           |
|--------|-----------------|--------|------------------------------------------|
|                          |   7    | SOLE VOTING POWER                        |
|                          |        | 3,037,083                                |
|        NUMBER OF         |--------| -----------------------------------------|
|         SHARES           |   8    | SHARED VOTING POWER                      |
|      BENEFICIALLY        |        |                                          |
|        OWNED BY          ----------------------------------------------------|
|          EACH            |   9    | SOLE DISPOSITIVE POWER                   |
|       REPORTING          |        | 3,037,083                                |
|         PERSON           ----------------------------------------------------|
|          WITH            |   10   | SHARED DISPOSITIVE POWER                 |
|                          |        |                                          |
|--------|---------------------------------------------------------------------|
|  11    | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON        |
|        |                                                                     |
|        | 3,037,083                                                           |
|--------|---------------------------------------------------------------------|
|  12    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN      |
|        | SHARES*                                                    [ ]      |
|--------|---------------------------------------------------------------------|
|  13    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                  |
|        | 6.47%                                                               |
|--------|---------------------------------------------------------------------|
|  14    | TYPE OF REPORTING PERSON*                                           |
|        | PN                                                                  |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 051917102               Schedule 13D                Page 5 of 15 Pages
--------------------------------------------------------------------------------

|--------|---------------------------------------------------------------------|
|  1     |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |  DDJ Galileo, LLC                                                   |
|        |  04-3304422                                                         |
|--------|---------------------------------------------------------------------|
|  2     |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [X]  |
|        |                              SEE ITEM #5                   (b) [ ]  |
|--------|---------------------------------------------------------------------|
|  3     |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  4     |  SOURCE OF FUNDS*                                                   |
|        |  OO                                                                 |
|--------|---------------------------------------------------------------------|
|  5     |  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED           |
|        |  PURSUANT TO ITEMS 2(d) OR 2(e)                                [ ]  |
|--------|---------------------------------------------------------------------|
|  6     |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |  Commonwealth of Massachusetts                                      |
|--------|-----------------|--------|------------------------------------------|
|                          |   7    | SOLE VOTING POWER                        |
|                          |        | 4,238,439                                |
|        NUMBER OF         |--------| -----------------------------------------|
|         SHARES           |   8    | SHARED VOTING POWER                      |
|      BENEFICIALLY        |        |                                          |
|        OWNED BY          ----------------------------------------------------|
|          EACH            |   9    | SOLE DISPOSITIVE POWER                   |
|       REPORTING          |        | 4,238,439                                |
|         PERSON           ----------------------------------------------------|
|          WITH            |   10   | SHARED DISPOSITIVE POWER                 |
|                          |        |                                          |
|--------|---------------------------------------------------------------------|
|  11    | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON        |
|        |                                                                     |
|        | 4,238,439                                                           |
|--------|---------------------------------------------------------------------|
|  12    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN      |
|        | SHARES*                                                    [ ]      |
|--------|---------------------------------------------------------------------|
|  13    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                  |
|        | 9.02%                                                               |
|--------|---------------------------------------------------------------------|
|  14    | TYPE OF REPORTING PERSON*                                           |
|        | OO                                                                  |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 051917102               Schedule 13D                Page 6 of 15 Pages
--------------------------------------------------------------------------------

|--------|---------------------------------------------------------------------|
|  1     |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |  The Copernicus Fund, L.P.                                          |
|        |  04-3193825                                                         |
|--------|---------------------------------------------------------------------|
|  2     |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [X]  |
|        |                              SEE ITEM #5                   (b) [ ]  |
|--------|---------------------------------------------------------------------|
|  3     |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  4     |  SOURCE OF FUNDS*                                                   |
|        |  OO                                                                 |
|--------|---------------------------------------------------------------------|
|  5     |  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED           |
|        |  PURSUANT TO ITEMS 2(d) OR 2(e)                                [ ]  |
|--------|---------------------------------------------------------------------|
|  6     |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |  Delaware                                                           |
|--------|-----------------|--------|------------------------------------------|
|                          |   7    | SOLE VOTING POWER                        |
|                          |        | 2,153,807                                |
|        NUMBER OF         |--------| -----------------------------------------|
|         SHARES           |   8    | SHARED VOTING POWER                      |
|      BENEFICIALLY        |        |                                          |
|        OWNED BY          ----------------------------------------------------|
|          EACH            |   9    | SOLE DISPOSITIVE POWER                   |
|       REPORTING          |        | 2,153,807                                |
|         PERSON           ----------------------------------------------------|
|          WITH            |   10   | SHARED DISPOSITIVE POWER                 |
|                          |        |                                          |
|--------|---------------------------------------------------------------------|
|  11    | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON        |
|        |                                                                     |
|        | 2,153,807                                                           |
|--------|---------------------------------------------------------------------|
|  12    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN      |
|        | SHARES*                                                    [ ]      |
|--------|---------------------------------------------------------------------|
|  13    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                  |
|        | 4.59%                                                               |
|--------|---------------------------------------------------------------------|
|  14    | TYPE OF REPORTING PERSON*                                           |
|        | PN                                                                  |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 051917102               Schedule 13D                Page 7 of 15 Pages
--------------------------------------------------------------------------------

|--------|---------------------------------------------------------------------|
|  1     |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |  DDJ Copernicus, LLC                                                |
|        |  04-3304417                                                        |
|--------|---------------------------------------------------------------------|
|  2     |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [X]  |
|        |                              SEE ITEM #5                   (b) [ ]  |
|--------|---------------------------------------------------------------------|
|  3     |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  4     |  SOURCE OF FUNDS*                                                   |
|        |  OO                                                                 |
|--------|---------------------------------------------------------------------|
|  5     |  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED           |
|        |  PURSUANT TO ITEMS 2(d) OR 2(e)                                [ ]  |
|--------|---------------------------------------------------------------------|
|  6     |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |  Commonwealth of Massachusetts                                      |
|--------|-----------------|--------|------------------------------------------|
|                          |   7    | SOLE VOTING POWER                        |
|                          |        | 2,153,807                                |
|        NUMBER OF         |--------| -----------------------------------------|
|         SHARES           |   8    | SHARED VOTING POWER                      |
|      BENEFICIALLY        |        |                                          |
|        OWNED BY          ----------------------------------------------------|
|          EACH            |   9    | SOLE DISPOSITIVE POWER                   |
|       REPORTING          |        | 2,153,807                                |
|         PERSON           ----------------------------------------------------|
|          WITH            |   10   | SHARED DISPOSITIVE POWER                 |
|                          |        |                                          |
|--------|---------------------------------------------------------------------|
|  11    | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON        |
|        |                                                                     |
|        | 2,153,807                                                           |
|--------|---------------------------------------------------------------------|
|  12    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN      |
|        | SHARES*                                                    [ ]      |
|--------|---------------------------------------------------------------------|
|  13    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                  |
|        | 4.59%                                                               |
|--------|---------------------------------------------------------------------|
|  14    | TYPE OF REPORTING PERSON*                                           |
|        | OO                                                                  |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 051917102               Schedule 13D                Page 8 of 15 Pages
--------------------------------------------------------------------------------

|--------|---------------------------------------------------------------------|
|  1     |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |  Kepler Overseas Corp.                                              |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  2     |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [X]  |
|        |                              SEE ITEM #5                   (b) [ ]  |
|--------|---------------------------------------------------------------------|
|  3     |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  4     |  SOURCE OF FUNDS*                                                   |
|        |  WC                                                                 |
|--------|---------------------------------------------------------------------|
|  5     |  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED           |
|        |  PURSUANT TO ITEMS 2(d) OR 2(e)                                [ ]  |
|--------|---------------------------------------------------------------------|
|  6     |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |  Cayman Islands                                                     |
|--------|-----------------|--------|------------------------------------------|
|                          |   7    | SOLE VOTING POWER                        |
|                          |        | 59,830                                   |
|        NUMBER OF         |--------| -----------------------------------------|
|         SHARES           |   8    | SHARED VOTING POWER                      |
|      BENEFICIALLY        |        |                                          |
|        OWNED BY          ----------------------------------------------------|
|          EACH            |   9    | SOLE DISPOSITIVE POWER                   |
|       REPORTING          |        | 59,830                                   |
|         PERSON           ----------------------------------------------------|
|          WITH            |   10   | SHARED DISPOSITIVE POWER                 |
|                          |        |                                          |
|--------|---------------------------------------------------------------------|
|  11    | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON        |
|        |                                                                     |
|        | 59,830                                                              |
|--------|---------------------------------------------------------------------|
|  12    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN      |
|        | SHARES*                                                    [ ]      |
|--------|---------------------------------------------------------------------|
|  13    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                  |
|        | .13%                                                                |
|--------|---------------------------------------------------------------------|
|  14    | TYPE OF REPORTING PERSON*                                           |
|        | CO                                                                  |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 051917102               Schedule 13D                Page 9 of 15 Pages
--------------------------------------------------------------------------------

|--------|---------------------------------------------------------------------|
|  1     |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |  B III Capital Partners, L.P.                                       |
|        |  04-3341099                                                         |
|--------|---------------------------------------------------------------------|
|  2     |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [X]  |
|        |                              SEE ITEM #5                   (b) [ ]  |
|--------|---------------------------------------------------------------------|
|  3     |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  4     |  SOURCE OF FUNDS*                                                   |
|        |  OO                                                                 |
|--------|---------------------------------------------------------------------|
|  5     |  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED           |
|        |  PURSUANT TO ITEMS 2(d) OR 2(e)                                [ ]  |
|--------|---------------------------------------------------------------------|
|  6     |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |  Delaware                                                           |
|--------|-----------------|--------|------------------------------------------|
|                          |   7    | SOLE VOTING POWER                        |
|                          |        | 1,575,000                                |
|        NUMBER OF         |--------| -----------------------------------------|
|         SHARES           |   8    | SHARED VOTING POWER                      |
|      BENEFICIALLY        |        |                                          |
|        OWNED BY          ----------------------------------------------------|
|          EACH            |   9    | SOLE DISPOSITIVE POWER                   |
|       REPORTING          |        | 1,575,000                                |
|         PERSON           ----------------------------------------------------|
|          WITH            |   10   | SHARED DISPOSITIVE POWER                 |
|                          |        |                                          |
|--------|---------------------------------------------------------------------|
|  11    | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON        |
|        |                                                                     |
|        | 1,575,000                                                           |
|--------|---------------------------------------------------------------------|
|  12    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN      |
|        | SHARES*                                                    [ ]      |
|--------|---------------------------------------------------------------------|
|  13    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                  |
|        | 3.30%                                                               |
|--------|---------------------------------------------------------------------|
|  14    | TYPE OF REPORTING PERSON*                                           |
|        | PN                                                                  |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 051917102               Schedule 13D               Page 10 of 15 Pages
--------------------------------------------------------------------------------

|--------|---------------------------------------------------------------------|
|  1     |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |  DDJ Capital III, LLC                                               |
|        |  04-3317544                                                         |
|--------|---------------------------------------------------------------------|
|  2     |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [X]  |
|        |                              SEE ITEM #5                   (b) [ ]  |
|--------|---------------------------------------------------------------------|
|  3     |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  4     |  SOURCE OF FUNDS*                                                   |
|        |  OO                                                                 |
|--------|---------------------------------------------------------------------|
|  5     |  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED           |
|        |  PURSUANT TO ITEMS 2(d) OR 2(e)                                [ ]  |
|--------|---------------------------------------------------------------------|
|  6     |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |  Delaware                                                           |
|--------|-----------------|--------|------------------------------------------|
|                          |   7    | SOLE VOTING POWER                        |
|                          |        | 1,575,000                                |
|        NUMBER OF         |--------| -----------------------------------------|
|         SHARES           |   8    | SHARED VOTING POWER                      |
|      BENEFICIALLY        |        |                                          |
|        OWNED BY          ----------------------------------------------------|
|          EACH            |   9    | SOLE DISPOSITIVE POWER                   |
|       REPORTING          |        | 1,575,000                                |
|         PERSON           ----------------------------------------------------|
|          WITH            |   10   | SHARED DISPOSITIVE POWER                 |
|                          |        |                                          |
|--------|---------------------------------------------------------------------|
|  11    | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON        |
|        |                                                                     |
|        | 1,575,000                                                           |
|--------|---------------------------------------------------------------------|
|  12    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN      |
|        | SHARES*                                                    [ ]      |
|--------|---------------------------------------------------------------------|
|  13    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)                  |
|        | 3.30%                                                               |
|--------|---------------------------------------------------------------------|
|  14    | TYPE OF REPORTING PERSON*                                           |
|        | OO                                                                  |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

--------------------------------------------------------------------------------
CUSIP NO. 051917102               Schedule 13D               Page 11 of 15 Pages
--------------------------------------------------------------------------------


     Item 1. Security and Issuer:

     This Amendment No. 4 to Schedule 13D ("Amendment No. 4") should be read in conjunction with the Schedule 13D (the "Schedule 13D"), dated March 11, 1996, the Amendment No. 1 dated April 18, 1997 ("Amendment No. 1"), Amendment No. 2 dated June 10, 1996 ("Amendment No. 2") and Amendment No. 3 dated August 5, 1997 ("Amendment No. 3") each as filed with the Securities and Exchange Commission by DDJ Capital Management, LLC, a Massachusetts limited liability company, and certain affiliates. This Amendment No. 4 amends the Schedule 13D, Amendment No. 1, Amendment No. 2 and Amendment No. 3 only with respect to those items listed below. All capitalized terms not otherwise defined herein shall have the meanings ascribed thereto on the Schedule 13D, Amendment No. 1, Amendment No. 2 and Amendment No. 3.

     This filing of this Amendment No. 4 is not, and should be deemed to be, an admission that the Schedule 13D or any Amendment thereto is required to be filed.

     This Amendment No. 3 relates to shares of the common stock , par value of $0.50 per share, (the "Shares") of Aureal Semiconductor, Inc., a Delaware corporation, (the "Company"). The principal executive offices of the Company are located at 4245 Technology Drive, Fremont, California 94538.

     Item 3. Sources and Amount of Funds or Other Consideration:

     Item 3 is deleted in its entirety and amended as set forth below.

     The Funds and the Advisory Account which own or owned Shares purchased an aggregate of 8,086,806 Shares (which number assumes exercise of 825,000 warrants to purchase Shares; see below) for cash in the amount of approximately $10,581,767 including brokerage commissions. All of the 2,153,807 Shares owned by The Copernicus Fund, L.P. were purchased for cash or on margin pursuant to a typical customer margin agreement with Goldman Sachs & Co.; all of 3,037,083 Shares owned by The Galileo Fund, L.P. were purchased for cash; all of the 1,201,356 Shares owned by DDJ Overseas Corp. were purchased for cash or on margin pursuant to a typical customer margin agreement with Goldman Sachs & Co.; all of the 59,830 Shares owned by Kepler Overseas Corp. were purchased for cash or on margin pursuant to a typical customer margin agreement with Goldman Sachs & Co.; and all of 59,730 Shares owned by the Advisory Account were purchased for cash or on margin pursuant to a typical customer margin agreement with Goldman Sachs & Co.

--------------------------------------------------------------------------------
CUSIP NO. 051917102               Schedule 13D               Page 12 of 15 Pages
--------------------------------------------------------------------------------


     On August 5, 1997, B III Capital Partners, L.P. ("B III") purchased in a private placement 750,000 "Units" of the Issuer. The purchase price per Unit was $2.00. Each Unit includes (1) Share of Common Stock of the Issuer and (1) warrant to purchase one-half (0.5) of a Share of Common Stock of the Issuer, for an aggregate of 750,000 Shares of Common Stock of the Issuer and warrants to purchase 375,000 Shares of Common Stock of the Issuer. In addition, on August 5, 1997, B III purchased an interest in a Note issued by the Issuer and, in connection therewith, received warrants to purchase 450,000 Shares of Common Stock of the Issuer. Each warrant is immediately exercisable at an exercise price of $2.00 per share.

Item 5.  Interest in Securities of Issuer:

     Item 5 is deleted in its entirety and amended as set forth below.

     (a) DDJ Overseas Corp. owns, and DDJ Galileo, LLC and DDJ beneficially own as majority shareholder and investment manager, respectively, of DDJ Overseas Corp. 1,201,356 Shares, or approximately 2.56% of the outstanding Shares of the Company. The Copernicus Fund, L.P. owns, and DDJ Copernicus, LLC and DDJ beneficially own, as general partner and investment manager, respectively, of The Copernicus Fund, L.P. 2,153,807 Shares, or approximately 4.59% of the outstanding Shares of the Company. The Galileo Fund, L.P. owns, and DDJ Galileo, LLC and DDJ beneficially own, as general partner and investment manager, respectively, of The Galileo Fund, L.P. 3,037,083 Shares, or approximately 6.47% of the outstanding Shares of the Company. Kepler Overseas Corp. owns, and DDJ, as investment manager for Kepler Overseas Corp. beneficially owns 59,830 Shares or approximately .13% of the Company. B III Capital Partners, L.P. owns and DDJ Capital III, LLC and DDJ beneficially own as general partner and investment manager, respectively, of B III Capital Partners, L.P. 1,575,000 Shares, or approximately 3.30% of the outstanding Shares of the Company. DDJ, as investment manager to the Advisory Account may be deemed to beneficially own 59,730 Shares, or approximately .13% of the outstanding Shares of the Company. DDJ, as investment manager to the Funds and the Advisory Account may be deemed to beneficially own 8,086,806 Shares, or approximately 16.92% of the outstanding Shares of the Company.

     (b) Each of the aforementioned entities has sole power to vote and to dispose of the Shares so indicated.

     (c) Except as set forth in Item 3, neither DDJ nor any of the DDJ Affiliates, and, to the best knowledge of DDJ and the DDJ Affiliates, none of the persons named in Schedule A hereto have effected any transaction in the Shares during the past sixty days. Since June 5, 1997, the Funds and/or the Advisory Account have purchased 10,000 Shares for an Aggregate Price of $23,180.00 on July 31, 1997 and 20,000 shares for an aggregate price of $50,626.00 on August 29, 1997.

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CUSIP NO. 051917102               Schedule 13D               Page 13 of 15 Pages
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     Item 6. Contracts, Arrangements, Understandings or Relationships With
Respect to Securities of the Issuer.

     Item 6 is deleted in its entirety and amended as set forth below.

     Other than as described in this Amendment No. 4, neither DDJ nor any of the DDJ Affiliates and, to the best knowledge of DDJ and the DDJ Affiliates, none of the persons named in Schedule A hereto have any contract, arrangement, understanding or relationship with any person with respect to any securities of the Company, including respecting voting or transfer of Company securities or joint venture, finder's fee or the like.

     The Funds may from time to time own debt securities issued by the Company, and may from time to time purchase and or sell such debt securities.

     The Company and the Funds are parties to Amendment No. 3 to Registration Rights Agreement by and among the Company and Certain Entities and Individuals, dated August 6, 1997, obligating the Company to register the Shares and the Shares underlying the warrants under the Securities Act of 1933, as amended.

     Item 7. Material to be filed as Exhibits:
     Not Applicable.

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CUSIP NO. 051917102               Schedule 13D               Page 14 of 15 Pages
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                                   Signature:
                                   ----------


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


DDJ CAPITAL MANAGEMENT, LLC


By:  /s/ Judy K. Mencher
     -------------------
      Judy K. Mencher
      Member

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CUSIP NO. 051917102               Schedule 13D               Page 15 of 15 Pages
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                                   SCHEDULE A
                                   ----------

     The name and present principal occupation or employment of each executive officer and member of DDJ Capital Management, LLC and each director of the DDJ Affiliates are set forth below. The business address of each person and the address of the corporation or organization in which such employment is conducted is 141 Linden Street, Suite 4, Wellesley, MA 02181, except that the principal address of DDJ Overseas Corporation, Kepler Overseas Corp., Mr. Austin and Mr. Hunter is set forth in Item 2. Mr. Harmetz, Mr. Breazzano and Ms. Mencher are U.
S. citizens. Mr. Austin and Mr. Hunter are Cayman Islands citizens.


NAME                   PRINCIPAL OCCUPATION OR EMPLOYMENT

Daniel G. Harmetz      Principal of DDJ Capital Management, LLC, DDJ Galileo,
                       LLC and DDJ Copernicus, LLC

David J. Breazzano     Principal of DDJ Capital Management, LLC, DDJ Galileo,
                       LLC and DDJ Copernicus, LLC

Judy K. Mencher        Principal of DDJ Capital Management, LLC, DDJ Galileo,
                       LLC, DDJ Copernicus, LLC, Vice President of DDJ Overseas
                       Corporation and Director of Kepler Overseas Corp.

Michael Austin         Director of DDJ Overseas Corporation, Director of Kepler
                       Overseas Corp.; Corporate Director

Dennis Hunter          Director of Kepler Overseas Corporation; Managing
                       Director of Queensgate Bank